EXHIBIT 10.21

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

(PERFORMANCE-VESTING)

AMPCO-PITTSBURGH CORPORATION

2016 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Ampco-Pittsburgh Corporation (the “Corporation”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Corporation’s 2016 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the “Terms”). Together, this Notice, the attached Terms and all Exhibits hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:          [                     ]

Grant Date:    [                    ]

# of Restricted Stock Units (at target performance): [as an example with two goals]
TSR Portion:	[ ]
EPS Portion:	[ ]
Total Target Award:	[ ]

Performance Period: [                ]

Vesting Schedule:    Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Common Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

(a)    Performance-Vesting Conditions. The number of Restricted Stock Units that become earned and vested (if any) will be determined based on performance during the Performance Period in accordance with the performance measures, targets and methodology set forth in Exhibit A.

(b)    Time-Vesting Conditions. In addition to the performance-vesting conditions stated above, and except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan, the Grantee must remain continuously employed with the Corporation through the following date(s) to become earned and vested in any Restricted Stock Units (after adjustment for performance):

Vesting Date	% Vesting

No Restricted Stock Units shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan. Restricted Stock Units that become earned and vested shall be settled as soon as practicable following the end of the Performance Period (no later than March 15, 20    ), subject to written certification of the performance results under Exhibit A by the Committee.

1
PSU Award

Impact of Separation from Service on Vesting: See Exhibit B

Acceleration of Vesting on or Following a Change in Control: See Exhibit B

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and the attached Terms.

Grantee:	Ampco-Pittsburgh Corporation:

By:
Title:
Date:	Date:

2
PSU Award

EXHIBIT A

Performance-Vesting Conditions

Performance Goals:

The “Total Target Award” as identified in the Notice will be earned based on the results of two performance metrics over the three-year Performance Period. The performance metrics are: [as an example]

a.	Total Shareholder Return (“TSR”) applicable to the “TSR Portion” as identified in the Notice.

b.	Earnings Per Share (“EPS”) applicable to the “EPS Portion” as identified in the Notice.

Each metric will be calculated separately based on the targets set forth below. The results of each metric will determine the number of Restricted Stock Units earned for that metric. The total amount earned will be the sum of the total number of Restricted Stock Units earned for each of the two performance metrics.

Total Shareholder Return: The TSR metric measures the percent change in share price from the beginning of the Performance Period to the end of the Performance Period and includes cumulative cash dividends (without interest) declared during the Performance Period.

The beginning share price will be calculated as an average of 11 data points: the closing share price on January             , 20     and the closing share price +/-5 trading days from January             , 20    . The ending share price will be calculated as an average of 11 data points: the closing share price on December 31, 20     and the closing share price +/-5 trading days from December 31, 20    .

The performance of this metric will be assessed in comparison of the percentile rank to the approved peer group of companies listed below. If a company is acquired or otherwise is no longer publicly traded and its share price no longer available, it will be excluded from the peer group, provided that a company that ceases to be publicly traded due to its bankruptcy will continue to be included in the peer group and automatically included as the lowest performing company in the peer group.

The following chart shows the performance adjustment for the TSR Portion:

Achievement	TSR Percentile Rank	% of TSR Portion Target Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	75%
Target	50th percentile	100%
Maximum	75th percentile and above	150%

The percentage earned for performance between levels at or above the threshold level shall be interpolated on a straight-line basis. No interpolation shall apply for performance below the threshold level.

Earnings Per Share: The EPS metric measures the Corporation’s net income per common share (basic) for each year during the Performance Period, adjusted as determined by the Committee to exclude the effect of (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) provisions for reorganization and restructuring programs; (v) nonrecurring items as described in management’s discussion and analysis of

3
PSU Award

financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; and (vi) foreign exchange gains and losses; provided, however, that no such adjustment shall be made to exclude the effect of acquisitions or divestitures occurring during the applicable year.

For each year during the Performance Period, the Committee shall establish a threshold, target and maximum Earnings Per Share goal. The 20     goals have been established during the first quarter of 20    , and the Committee shall establish the EPS goals for 20     and 20     on or before March 31 of each year. The following chart shows the performance adjustment and 20     goals for the EPS Portion:

Achievement	% of EPS Portion Target Earned	20 EPS Goals	20 EPS Goals	20 EPS Goals
Below Threshold	0%	Less than $
Threshold	75%	$	TBD	TBD
Target	100%	$	TBD	TBD
Maximum	150%	$ or more	TBD	TBD

For each year during the Performance Period, one-third of the target number of Restricted Stock Units for the EPS Portion shall be adjusted for the EPS performance result for the year in accordance with the table above, referred to as the “Performance-Adjusted RSUs.” For each year, the percentage earned for performance for that year between levels at or above the threshold level shall be interpolated on a straight-line basis. No interpolation shall apply for performance below the threshold level.

Fractional Units: Fractional Restricted Stock Units earned based on the TSR goal for the Performance Period and the EPS goal for each year during the Performance Period will be rounded up to the nearest whole Restricted Stock Unit. No fractional shares will be issued.

Peer Group (for the TSR Portion):

[list peer group]

4
PSU Award

EXHIBIT B

Separation from Service and Change in Control

(a)    Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before the end of the Performance Period, then any unearned Restricted Stock Units shall become earned and vested or be canceled depending on the reason for Separation from Service as follows:

(i)    Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability:

(A)    for the TSR Portion, a prorated number of the Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service assuming target performance and based on the portion of the Performance Period completed through the date of such Separation from Service;

(B)    for any Performance-Adjusted RSUs related to the EPS Portion for any previously completed year in the Performance Period, such Performance-Adjusted RSUs shall become immediately earned and vested as of the date of such Separation from Service;

(C)    for the one-third portion of the EPS Portion being earned for the year of such Separation from Service, a prorated number of such Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service assuming target performance and based on the portion of the applicable year completed through the date of such Separation from Service; and

(D)    for any one-third portion of the EPS Portion to be earned for any year beginning after the year of such Separation from Service, such Restricted Stock Units shall be immediately canceled as of the date of Separation from Service.

(ii)    Change in Control. Notwithstanding anything in this Agreement or the Plan to the contrary, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) the Grantee has a Separation from Service by action of the Corporation or the Grantee’s employing Subsidiary for any reason other than Cause (excluding due to the Grantee’s death or Disability) or (2) the Grantee has a Separation from Service for Good Reason, then the Restricted Stock Units shall become earned and vested to the same extent provided in subparagraph (i) above as if such Separation from Service had been due to the Grantee’s death or Disability.

(iii)    Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) or (ii) above during the Performance Period, all of the Restricted Stock Units (including without limitation any Performance-Adjusted RSUs for any previously completed year for the EPS Portion) shall be immediately canceled as of the date of Separation from Service.

(b)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall be defined as that term is defined in the Grantee’s offer letter, severance agreement or other applicable employment agreement; or, if there is no such definition, “Cause” means any conduct of a Grantee contained in the following list: (i) the Grantee engaging in fraud, embezzlement, or theft in connection with the Grantee’s duties or in the course of his or her employment; (ii) an act or

5
PSU Award

omission by the Grantee that is willfully or grossly negligent, contrary to the Corporation’s or employing Subsidiary’s established policies or practices, or materially harmful to the Corporation’s or any Subsidiary’s business or reputation or to the business of the Corporation’s or any Subsidiary’s customers or suppliers as it relates to the Corporation or such Subsidiary; (iii) the Grantee’s plea of no contest to, or conviction of, a felony; (iv) the Grantee’s substantial failure to perform his or her duties after receiving notice of the failure from the Corporation or employing Subsidiary, which failure has not been cured within thirty (30) days after the Grantee receives notice of the failure; or (v) the Grantee’s breach of any non-competition or confidentiality covenant between the Grantee and the Corporation or any Subsidiary.

“Disability” means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Grantee is employed. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter, severance agreement or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the Grantee’s Separation from Service following the initial existence of one or more of the following conditions without the consent of the Grantee: (i) a material diminution in the Grantee’s base compensation; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which the Grantee must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Grantee’s then present location will not be considered a material change in geographic location. For a Separation from Service to be considered for Good Reason, the Grantee must provide notice to the Corporation of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Corporation has thirty (30) days to remedy the condition. If the condition is not remedied by the Corporation within thirty (30) days of the notice, the Grantee must have a Separation from Service within thirty (30) days after the failure to remedy the condition.

6
PSU Award

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Ampco-Pittsburgh Corporation (the “Corporation”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. Together, the Notice, these Terms and all Exhibits to the Notice and these Terms constitute the “Agreement.” A prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes of this Agreement, any reference to the Corporation shall include a reference to any Subsidiary.

1.	Grant of Units.

(a)    As of the Grant Date set forth in the Notice, the Corporation grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b)    The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Common Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of Section 4 (Responsibility for Taxes), Section 6 (Regulatory Restrictions on the Shares Issued Upon Settlement) and Section 7(k) (Recovery of Compensation) of this Agreement.

(c)    Units constitute an unfunded and unsecured obligation of the Corporation. The Grantee shall not have any rights of a stockholder of the Corporation with respect to the shares of Common Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Common Stock. Upon issuance of shares of Common Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Common Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Corporation (including voting rights).

(d)    The Grantee may designate a Beneficiary to receive payment in connection with the Units in the event of the Grantee’s death in accordance with the Corporation’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated Beneficiary does not survive the Grantee, then the Grantee’s Beneficiary will be the Grantee’s estate.

(e)    Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units the Grantee earns, which will be subject to the performance goals and vesting provisions set forth in the Notice. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time the earned Units are settled and paid.

2.

Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Common Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold

1
PSU Standard Terms

or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Corporation.

3.	Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Corporation.

4.	Responsibility for Taxes.

(a)    Regardless of any action the Corporation takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Corporation (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units or the subsequent sale of shares of Common Stock acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)    Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation to satisfy all minimum withholding obligations of the Corporation. In this regard, the Grantee authorizes the Corporation to withhold all applicable minimum Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Corporation or from proceeds of the sale of the shares of Common Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Corporation may (i) sell or arrange for the sale of shares of Common Stock that the Grantee acquires to meet the minimum withholding obligation for Tax-Related Items, and/or (ii) withhold shares of Common Stock, provided that the Corporation only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, the Grantee shall pay to the Corporation any amount of Tax-Related Items that the Corporation may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue and deliver shares of Common Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.	Grantee Representations. The Grantee hereby represents to the Corporation that the Grantee has read and fully understands the provisions of this Agreement, the prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.

Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Common Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock

2
PSU Standard Terms

exchange on which the Common Stock is listed, (iii) any applicable Corporation policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

7.	Miscellaneous.

(a)    Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Corporation may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Corporation from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Corporation, may designate in writing from time to time.

(b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law, and applicable federal law.

(f)    Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in the County of Allegheny, Pennsylvania and no other venue.

(g)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Corporation and the Grantee.

3
PSU Standard Terms

(i)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate the Grantee’s employment or service at any time.

(j)    Further Assurances. The Grantee agrees, upon demand of the Corporation or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k)    Recovery of Compensation. The Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Corporation to implement such requirements, and (iii) the Corporation’s Clawback Policy, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee.

(l)    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

4
PSU Standard Terms